                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SGI International
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           [SGI INTERNATIONAL LOGO]

                               SGI INTERNATIONAL

                         1200 Prospect Street, Suite 325

                           La Jolla, California 92037

June 7, 1996

Dear Shareholder:

You are cordially invited to attend the SGI International Annual Meeting on Thursday, July 18, 1996, in La Jolla, California.

The meeting will begin promptly at 10:00 am at the Radisson Hotel, 3299 Holiday Court, La Jolla, California 92037. The Radisson Hotel is west of Highway 5, at the La Jolla Village Drive exit.

The Official Notice of Meeting, Proxy Statement and Proxy Card are also included with this letter. The vote of every shareholder is important. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.

We look forward to meeting you personally, should you be able to attend the annual meeting.

                                                     Sincerely,

                                                     /S/ JOSEPH A. SAVOCA
                                                     ----------------------

                                                     JOSEPH A. SAVOCA
                                                     Chairman, President and
                                                     Chief Executive Officer

                                SGI INTERNATIONAL

                         1200 Prospect Street, Suite 325
                           La Jolla, California 92037




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 18, 1996



The Annual Meeting of Shareholders of SGI International will be held at the Radisson Hotel, 3299 Holiday Court, La Jolla, California 92037 for the following purposes:

(1)   to elect five directors to the Board of Directors,

(2) to ratify the selection by the Board of Directors of Ernst & Young LLP, Independent Auditors, as auditors of the Company for 1996, and

(3) to transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

The Board of Directors has fixed the close of business on June 6, 1996, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of such stockholders will be available at SGI's offices for ten days before the meeting.

                                         By Order of the Board of Directors

                                         /S/ JOSEPH A. SAVOCA
                                         ----------------------
                                         JOSEPH A. SAVOCA
                                         Chairman, President and
                                         Chief Executive Officer

Your vote is important. Accordingly, you are asked to complete, sign, date and return the accompanying Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

                             La Jolla, California
                                 June 7, 1996


                               PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL
The enclosed Proxy is solicited on behalf of the Board of Directors of SGI International, a Utah corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 18, 1996, at 10 a.m., or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Radisson Hotel, 3299 Holiday Court, La Jolla, California.

PROXY SOLICITATION
The Company will pay all Proxy solicitation costs, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, Officers or other regular employees of the Company. No additional compensation will be paid to Directors, Officers or other regular employees, for such services. The Company intends to mail this Proxy Statement and accompanying Proxy Card on or about June 11, 1996, to all stockholders entitled to vote at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Shareholder proposals intended to be presented at the Annual Meeting in 1997 must be received by the Company no later than January 31, 1997, for inclusion in the Company's Proxy Card and Form of Proxy for that meeting.

VOTING RIGHTS AND OUTSTANDING SHARES
Stockholders of record at the close of business on June 6, 1996, ("Record Date"), will be entitled to notice of, and to one vote for each share held on all matters to be voted upon at the Annual Meeting. On May 10, 1996, SGI International had outstanding 5,252,000 shares of common stock.

Any person signing and returning the enclosed Proxy has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1200 Prospect Street, Suite 325, La Jolla, California 92037, a written notice of revocation or a duly executed Proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of December 31, 1995, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, and (iii) by all officers and directors as a group. Also included is the ownership of warrants and convertible preferred stock by such parties.

                                                        Amount
                                                      Beneficially     Percentage
Name                                                   Owned(1,7)       of Class
- -------------------------------------------------------------------------------------
Joseph A. Savoca                                       205,000(2)         5.25%
5155 "C" Renaissance
San Diego, CA 92122

John R. Taylor                                         124,000(3)         3.24%
707 Sierra Avenue, #22
San Diego, CA 92075

Dr. Ernest P. Esztergar                                277,192(4)         7.15%
6308 Avenida Cresta
La Jolla, CA 92037
E
Norman Grant                                            30,200(5)         0.81%
4018 Ethel Avenue
Studio City, CA 91604-2205

William Kerr                                            27,885(5)         0.75%
16183 Royal Oak Road
Encino, CA 91436-3915

Officers and Directors as a Group (5 persons)          664,277           15.22%

Certain beneficial owners

LFC Technology Partners                                230,000(6)         5.85%
1087 W. River Street, Suite 200
Boise, ID 83702

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants, and convertible preferred currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)     Includes 205,000 common shares under warrant.

(3)     Includes 124,000 common shares under warrant.

(4) Includes 50,000 common shares issuable upon conversion of 200 convertible preferred shares, and 125,000 common shares under warrant.

(5)     Includes 22,250 common shares under warrant.

(6)     Includes 230,000 common shares under warrant.

(7) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

In March 1996, the number of Board of Directors seats was increased from four to six. The Directors are divided into three classes. Each class is elected to serve a three-year term, with the term of each class ending in successive years. Messrs. Savoca and Baus have been nominated for election to the Board of Directors for a term expiring at the annual shareholders' meeting in 1999, or until their successors have been duly elected or appointed. Messrs. Esztergar and Harris has been nominated for election to the Board of Directors for a term expiring at the annual shareholders meeting in 1998, or until their successors have been duly elected or appointed. Mr. Kerr has been nominated for election to the Board of Directors for a term expiring at the annual shareholders' meeting in 1997, or until his successor has been duly elected or appointed. Mr. Grant will continue in office for the remaining year of his existing term. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Savoca, Esztergar, and Kerr, each of whom is currently a member of the Board, and Messrs. Baus and Harris.

Directors are elected by a majority of votes cast. Shares represented by executed proxies will be voted if authority to do so is not withheld, for the election of the nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected. Biographical information for each Director follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

DR. BERNARD V. BAUS earned his Bachelor of Chemical Engineering Degree from Tulane and his Ph.D. in Chemical Engineering from Cornell. The first endowed chair in chemistry at Tulane was named in his honor. Dr. Baus held various technical and engineering positions at DuPont, where he was responsible for development of chemical manufacturing plants in Europe and Latin America. Later he was President of Commonwealth Petrochemicals Co. He is currently President of Industrial Chemicals Corporation, the only manufacturer of basic inorganic chemicals in Puerto Rico, and President of Puerto Rico Alum Corporation, which is a joint venture with a Venezuelan oil/ chemical company.

DR. ERNEST P. ESZTERGAR was a co-founder, Director, President and Technical Director of Synfuel Genesis Incorporated, the predecessor corporation, from its formation in July, 1980, until it was merged into the Company in June, 1985. He received his undergraduate and graduate education at the Technical University of Budapest, Hungary, completing his Doctorate of Engineering degree with a dissertation in Structural Mechanics in 1954. He was research engineer for the Hungarian National Institute of Mines until 1956. In the United States since 1957, he was employed by Babcock & Wilcox Company, Kaiser Engineers and Gulf-General Atomic Company, where he was engaged in structural design and materials research on elevated temperature problems of power generating systems. In 1965, he assumed supervisory duties in the Gulf-Atomic Engineering Analysis Department, conducting research and development programs. As Section Leader, and later as Branch Manager, he directed computer analysis and materials development studies for advanced reactor applications. In private practice since 1971, he served as an engineering research consultant to various national laboratories, electric utilities and engineering firms and was Research Director for the Pressure Vessel Research Committee of the Welding Research Council. As Technical Director for Synfuel Genesis Incorporated, he assembled its technical team and developed a multi-phased development program for commercial coal liquids production. He also was responsible for supervising the subcontracted test work and computer process model development program. He has held various posts in professional organizations, is the author of over 40 technical papers and holds seven patents. Dr. Esztergar has been a Director since 1985.

WILLIAM R. HARRIS obtained his Bachelor of Chemical Engineering Degree from Ohio State and is a graduate of MIT Business School. He worked for PPG Industries for 43 years starting as a chemical engineer, and rose through the ranks to become Works Manager of PPG's largest chemical plant in Barberton, Ohio. Later he was Vice President of various PPG Chemical Divisions, then Group Vice President Chemicals, and retired as Senior Vice President International, PPG Industries. Harris has served on the Boards of Arkansas Chemical, PPG Canada, St. Clair Memorial Hospital, and Asahi Glass/PPG Joint Venture.

WILLIAM A. KERR was Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer of Kerr Glass Manufacturing Corporation, working for that company from 1957-1984. During his time with Kerr Glass, he expanded the company from a three-plant glass container operation with $32 million in sales, to a fifteen-plant diversified operation with $498 million in sales. From 1941 to 1957, Kerr was a pilot for TWA and Northrop Aircraft. From 1985 until the present, he has been both Vice President and General Manager of the A. H. Kerr Foundation, and an independent Management Consultant. Kerr has been a Director since 1992.

JOSEPH A. SAVOCA has been Chairman of the Board and Chief Executive Officer of the Company since June, 1995. He received his Bachelor of Chemical Engineering from the University of South Carolina. From 1954 to 1976, Savoca worked with various petrochemical and petroleum companies in research and development, marketing, and in numerous executive positions. In 1976, he became the owner and CEO of International Petchemco, Inc., which engaged in the international trading of crude oil, petroleum products and petrochemical feedstocks. In 1987, he consulted with a variety of companies in the crude oil, petroleum products and petrochemical field. From 1989 to 1992, he was a Managing Director of Aegis Holdings Corporation. From 1992 to 1994, he was Chairman of the Board of EPS Group, Inc., which was engaged in a variety of consulting and marketing services. Immediately prior to joining SGI, Savoca was the Executive Director of The FORUM Foundation, Inc., where he was primarily responsible for the overall activities of this philanthropic organization. Over the years, he has served on numerous Boards of Directors, and is a member of many professional organizations.

CONTINUING DIRECTOR
NORMAN A. GRANT was a Director of the Company during 1985 and 1986, and was a Director (from March, 1981) and Senior Consultant of Synfuel Genesis, Incorporated, from its founding until it was merged into the Company. He received a B.S. degree in Mining Engineering from the University of Alberta, Canada, in 1943, continuing with graduate studies in geology, business administration and corporate finance. In 1958, after serving in managerial positions with Eldorado Nuclear Ltd. and Gunnar Mines in Canada, he came to the United States as Manager of Mining and Mineral Development for a joint venture formed by Getty Oil Co., Tidewater Oil Corp. and Skelly Oil Co. In 1970, he was employed by Laubett Corp., a subsidiary of Bechtel Corporation, to analyze investments for the Bechtel Corporation and the Bechtel Family Trust. In 1971, he joined the Signal Companies as Manager of Mineral Development and as the financial advisor to the Centrifuge Project. After the sale of Signal Oil Company to Burmah Oil, Ltd., followed by its resale to American Independent Oil Co. (a subsidiary of R.J. Reynolds & Co.), Grant served as Manager of the Synthetic Fuels Program, with the responsibility for economical development of Alaskan coal fields within ecological limitations. Since 1978, he has served as consultant to coal companies and energy development firms and has been engaged in financial and engineering evaluation of long-range energy development programs. Grant has been a Director since 1992, and his current term expires in 1997.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors held seven meetings during 1995, and no additional compensation was paid for attendance at said meetings. Each of the incumbent Directors attended at least 75% of the aggregate number of meetings of the board and its committees. The Board does not have Nominating or Compensation Committees, as such functions are decided by the entire Board. The Board's Audit Committee consists of Messrs. Grant and Kerr, both outside Directors, and Mr. Savoca. It met twice during the fiscal year ended December 31, 1995. The Audit Committee recommends a firm to be appointed by the Board, subject to ratification by the stockholders, as independent auditors to audit the Company's financial statements and to perform services related to the audit. The Audit Committee also has the responsibility to review the scope and results of the audit with the independent auditors, review with management and the independent auditors the Company's interim and year-end operating results, consider the adequacy of the internal accounting and control procedures of the Company, review any non-audit services to be performed by the independent auditors, and consider the effect of such performance on the auditor's independence.

EMPLOYMENT CONTRACTS
All Executive Officers currently serve the Company pursuant to term employment agreements. Mr. Savoca's employment agreement has a three year term effective June 12, 1995, and provides for incentive payments based on the Company's breaking even and on making $1,000,000 in net income. The base salary and warrants provided pursuant to the agreement have been described elsewhere.

SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that during the fiscal year ended December 31, 1995, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

COMPENSATION OF OUTSIDE DIRECTORS
The outside (non-employee) Directors of the Company currently do not receive cash compensation, but are reimbursed for certain expenses incurred, and are granted warrants periodically. During 1993 and 1994, Messrs. Kerr and Grant were each granted Warrants for the purchase of 2,250 shares of common stock at exercise prices ranging from $40.00 to $54.00 per share. During 1995, Messrs. Kerr and Grant were each granted warrants to purchase 20,000 shares at $1.125 to $1.25 per share. In December, 1995, the Board reduced the exercise price of all warrants previously granted to all outside directors to $0.60 per share.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE. The Summary Compensation Table shows the annual and long-term compensation for Joseph A. Savoca, Chairman and Chief Executive Officer of the Company, and John R. Taylor, Secretary of the Company. The Company does not have a long-term incentive plan.

SUMMARY COMPENSATION TABLE

                                                                             Long-Term Compensation(1,2)
                                                              Annual Compensation                 Awards        Payouts
- -------------------------------------------------------------------------------------------------------------------------
                                                       Other                     Securities
                                                      Annual      Restricted     Underlying                    All Other
                                                      Compen-        Stock        Options/         LTIP         Compen-
Name and                                 Salary      sation(1)      Awards          SARs          Payouts       sation
Principal Position            Year         ($)          ($)            $             (#)            ($)           ($)
- -------------------------------------------------------------------------------------------------------------------------
Joseph A. Savoca,             1995       85,000         -0-           -0-       1,055,000(3)        -0-           -0-
   Chairman of the Board,     1994         -0-          -0-           -0-            -0-            -0-           -0-
   President and              1993         -0-          -0-           -0-            -0-            -0-           -0-
   Chief Executive Officer

John R. Taylor,               1995       130,000        -0-           -0-         417,000(4)        -0-           -0-
   General Counsel and        1994        10,833        -0-           -0-            -0-            -0-           -0-
   Secretary                  1993         -0-          -0-           -0-            -0-            -0-           -0-

(1)There were no Restricted Stock Awards or Long-Term Incentive Plan Awards or Payouts for Executive Officers during the fiscal years ended December 31, 1995, 1994, or 1993

(2)There were no Options or Stock Appreciation Rights exercised, or realized by any Executive Officer during the fiscal years ended December 31, 1995, 1994, or 1993.

(3)Includes a warrant for the purchase of 850,000 shares of OCET Corporation (subsidiary) common stock.

(4)Includes a warrant for the purchase of 293,000 shares of OCET Corporation (subsidiary) common stock.

DEFINED BENEFIT AND ACTUARIAL PLANS
The Company has not supplied Defined Benefits, or similar Pension, Benefit or Actuarial Plan Benefits to its Executive Officers.

OPTION* GRANTS IN LAST FISCAL YEAR

                                        % of Total/SARs
                                            Granted to
                         Options*/          Employees         Exercise or
                          SARs              in Fiscal       Base Price        Expiration
Name                    Granted (#)          Year               ($/Sh)            Date             5%            10%
- ------------------------------------------------------------------------------------------------------------------------
Joseph A. Savoca        170,000               12%                .60             12/99        $  22,000       $  47,000
                         35,000                2%                .60             12/00            5,800          12,900
                        850,000**             24%               1.00             12/99          183,200         394,500

John R. Taylor           94,000                7%                .60             12/99           12,200          26,200
                         30,000                2%                .60             12/00            5,000          11,000
                        293,000**              8%               1.00             12/99           63,200         136,000

 *All entries reflect warrants issued, not options.
**OCET Corporation (Subsidiary)


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                            Value of
                                                                    Number of              Unexercised
                                                                   Unexercised             In-the-Money
                          Shares                                   Options/SARs            Options/SARs
                         Acquired              Value               at FY-End (#)           at FY-End ($)
                        on Exercise          Realized               Exercisable             Exercisable
Name                        (#)                  $                 Unexercisable           Unexercisable
- -----------------------------------------------------------------------------------------------------------------
Joseph A. Savoca             0                   0                   0/205,000              0/17,938
John R. Taylor               0                   0               6,000/118,000            525/10,325



REPRICING OF OPTIONS AND STOCK APPRECIATION RIGHTS
TEN-YEAR OPTIONS*/SAR REPRICING

                                                                                                               Length of
                                                                                                               Original
                                                           Market price        Exercise                       Option Term
                                        Number of          of Stock at         Price of                        Remaining
                                      Options */SARs          Time of          Time of            New         at Date of
                                         Repriced          Repricing or      Repricing of       Exercise     Repricing or
Name                          Date      or Amended (#)     Amendment ($)     Amendment ($)      Price ($)      Amendment
- --------------------------------------------------------------------------------------------------------------------------
John R. Taylor              06/02/95       6,000              1.37500           3.125            1.375           55 mos.
John R. Taylor              07/26/95      54,000              1.12500           1.375            1.125           53 mos.
John R. Taylor              09/05/95      74,000              0.87500           1.125            0.875           52 mos.
John R. Taylor              12/12/95     104,000              0.65625           0.875            0.660           48 mos.
John R. Taylor              12/22/95     104,000              0.59375           0.660            0.600           60 mos.
Joseph A. Savoca            07/26/95     150,000              1.12500           1.375            1.125           53 mos.
Joseph A. Savoca            09/05/95     170,000              0.87500           1.125            0.875           52 mos.
Joseph A. Savoca            12/12/95     205,000              0.65625           0.875            0.660           48 mos.
Joseph A. Savoca            12/22/95     205,000              0.59375           0.660            0.600           60 mos.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

The current compensation policy of the Board of Directors is based primarily on the fact that the Company's technologies have not yet produced significant revenues, the Company operates at a net loss, and utilizes capital derived primarily from the sale of equity securities to finance operations.

The principal responsibilities of the Chief Executive Officer and the Secretary at the present time are to support the continued development and marketing of the Company's technologies and other products, and to arrange financing for the continuing operations of the Company.

Neither of the Executive Officers of the Company had an increase in cash compensation during 1995. The Board's Compensation policy is based on the Board's evaluation and conclusion that the cash compensation being paid to both Executive Officers is substantially below the amount which either could obtain in reasonably available positions outside of the Company, and substantially below the amount the Company would be required to pay to engage a suitable replacement for either one of the current Executive Officers. Based on that evaluation, one of the principal policies of the Board is that it believes the base salary and other compensation arrangement for its Executive Officers should be increased. However, the Board has deferred any increase in cash compensation because the Company is not producing significant revenues and has no net income. Therefore, it has been the Board's decision simply to maintain its Executive Officer's cash compensation, and to periodically grant and reprice warrants to them and to all employees, while it continues to evaluate additional and different overall compensation packages which may be utilized in the future.

The lack of significant Company revenues and net income continues to be the decisive consideration in not providing additional cash compensation to Executive Officers, who do not participate in board deliberations concerning their salary.

The material in this report and the accompanying Stockholder Return Performance Graph is not "soliciting material", is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of our general incorporation language in any such filing.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE,
INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
The Company does not presently have a separate Compensation Committee of the Board of Directors, or other Board Committees performing equivalent functions, and did not at any time during the last three years. The entire Board of Directors presently performs these functions, including the Director who is also Executive Officer of the Company, and who receives compensation as such from the Company. The Executive Officer does not serve in the management, or compensation or other board committee of any other company.

COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming dividend reinvestment. The common stock of the Company is traded on the NASD OTC Bulletin Board. Set forth below is a graph comparing cumulative total shareholder return for the last five (5) fiscal years on the Company's common stock. (The indices were prepared by the Center for Research in Securities Prices at the University of Chicago):

PERFORMANCE GRAPH FOR SGI INTERNATIONAL

                                [GRAPH OMMITTED]

Symbol   CRSP Total Return Index for:              12/31/90    12/31/91    12/31/92   12/31/93    12/30/94    12/30/95
- ----------------------------------------------------------------------------------------------------------------------
[BOX]       SGI International                        100.0       303.7       167.9       92.6        28.4         4.7
[STAR]      NASDAQ Stock Market  (U.S. & Foreign)    100.0       159.6       185.2      214.4       207.4       288.1
[TRIANGLE]  NASDAQ Stocks
               (SIC 8730-8739 U.S. & Foreign)        100.0       182.3       140.8      138.6        97.1       191.5
                Research, Development, and
                Testing Services

Notes:
- -------------------------------------------------------------------------------

1. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

2. The indexes are reweighted daily, using the market capitalization on the previous trading day.

3. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

4.       The index level for all series was set to $100.00 on 12/31/90.

5.       No trading activity recorded for SGI International after 6/21/95.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Except as otherwise indicated, all information concerning grants/price reductions of warrants/preferred shares was at or above the fair market value on the date of the transaction.

In November 1984, Dr. Ernest P. Esztergar, a Director of the Company, assigned certain patent rights to the LFC Process. In consideration for the assignment, minimum annual royalties of $50,000 are due Dr. Esztergar beginning with the calendar year ending December 31, 1985, through the year ending December 31, 1999. In 1987, Dr. Esztergar revised his royalty agreement to provide financial royalty payments equal to the greater of $50,000 per year or one-tenth of 1% (0.1%) of royalty revenues received during the year from the licensing of the LFC Process. The transactions were approved by the Board of Directors.

Upon approval by the Board of Directors, Dr. Esztergar purchased 200 shares of Series P90 convertible preferred stock for $22,000 on January 19, 1990, the fair value of the preferred shares on that date. The preferred shares were convertible into 50,000 restricted common shares upon payment of $15.00 per common share. The public market common stock bid price on January 19, 1990, was $13.20 per common share. The Board reduced the conversion payment to $1.375 per common share (market price) in June 1995.

During 1993, the Board of Directors granted Dr. Esztergar a warrant for the purchase of 10,000 SGI common shares at $54.00 per share. The common stock closing bid price on the date of grant was $52.50. In March 1995, Dr. Esztergar was granted a warrant to purchase 850,000 shares of OCET Corporation common stock at a strike price of $1.00 per share. Mr. Savoca joined the Company in June 1995, and received a warrant to purchase 150,000 SGI common shares at $3.0625 per share. At that time, he was also granted a warrant to purchase 850,000 shares of OCET Corporation common stock at a strike price of $1.00 per share. Mr. Taylor joined the Company in December 1994, and received a warrant to purchase 6,000 shares of SGI common stock at $20.00 per share. Mr. Taylor received an additional warrant in May 1995, to purchase 48,000 SGI common shares at $3.0625 per share and in September 1995, a warrant to purchase 20,000 such common shares at $0.875 per share. In May 1995, Mr. Taylor was granted a warrant to purchase 293,000 shares of OCET Corporation common stock at a strike price of $1.00 per share. In July 1995, Messrs. Savoca, Esztergar and Taylor each received a warrant to purchase 20,000 SGI common shares at $1.125 per share; Messrs. Grant and Kerr each also received warrants to purchase 10,000 SGI common shares at said price. In November 1995, the following individuals received warrants to purchase the referenced number of SGI common shares at $1.25 per share: Savoca and Esztergar 35,000 shares each; Taylor 30,000 shares; and Grant and Kerr 10,000 shares each. In December 1995, the Board of Directors reduced the exercise price of certain warrants previously granted to employees/directors to $0.60 per share.

During 1995 and early 1996, the Company entered into a series of transactions wherein it borrowed operating funds from Mr. Kerr and/or the A.H. Kerr Foundation. In March 1996, the principal and interest on the loans totaling $375,000 was exchanged for 283,200 shares ($1.25 per share) of SGI restricted common stock. The closing bid price on the exchange date was $1.71875. On January 16, 1996, former CEO William M. Owens and the Company entered into a Settlement Agreement. That agreement amended Owens' March 16, 1995 Employment Agreement and, in accordance with the Employment Agreement, forgave certain loans made to Owens by the Company. As part of the settlement, Owens tendered his Warrant for 850,000 shares of OCET Corporation common stock to the Company for cancellation.

The Company's bylaws currently provide for the limitation of director liability and for indemnification of employees and agents, including officers and directors, to the fullest extent permitted by Utah law. The Company has entered into Indemnification Agreements with all of its directors. These provisions also do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company also has Director and Officer liability insurance for its officers and directors.

                                   PROPOSAL 2
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP, Independent Auditors, as SGI's independent auditors for the year ending December 31, 1996, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited SGI's financial statements since 1986. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The Ernst & Young LLP representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF SUCH RATIFICATION.

                                  OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the Proxy will vote on such matters in accordance with their best judgement.

SGI INTERNATIONAL
1200 Prospect Street, Suite 325
La Jolla, CA 92037

                PROXY
                This Proxy is solicited on behalf of the Board of Directors Annual Meeting of Shareholders July 18, 1996


The undersigned hereby appoints Joseph A. Savoca and Ernest P. Esztergar as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of SGI International held of record by the undersigned on June 6, 1996, at the annual meeting of shareholders to be held on July 18, 1996, or any adjournment thereof.

Item 1. Election of Directors

           Nominees:
           01 Bernard V. Baus   02 Ernest P. Esztergar   03 William R. Harris
           04 William A. Kerr   05 Joseph A. Savoca

[ ] For all nominees        [ ] Withhold authority to vote for any individual
                                nominees. Write number(s) of nominee(s) below.
[ ] Withhold all nominees
                                ______________________________________________

Item 2. Appointment of Ernst & Young LLP, Independent Auditors

[ ] For                   [ ] Against              [ ] Abstain


This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL nominees for Director and FOR Proposal 2. Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign in partnership name by authorized person.

_______________________________________________________________________________
SIGNATURES                                                       DATE

_______________________________________________________________________________
SIGNATURE IF HELD JOINTLY                                        DATE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.